Exhibit 5.6

Meritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186	Stockholm, 31 May 2013

Ref. 10048-003/SG

Ladies and Gentlemen:

Arvinmeritor Sweden AB – Subsidiary Guarantee

We have acted as Swedish counsel to ArvinMeritor Sweden AB (the “Guarantor”), a limited liability company incorporated under the laws of Sweden, in connection with the execution, delivery and issuance of a guarantee dated 31 May 2013 (the “Guarantee”) by the Guarantor in relation to up to $275,000,000 aggregate principal amount of 6.75% notes due 2021 (the “Notes”) of Meritor, Inc. (the “Company”) in an underwritten public offering of the Notes, together with the Guarantee and other guarantees of the Notes by other direct and indirect subsidiaries of the Company, pursuant to an underwriting agreement dated as of 28 May 2013 among the Company, the Guarantor, such other subsidiary guarantors and the underwriters named therein (the “Underwriting Agreement”) and the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-179405) as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended

1.	We have examined:

	(a)	The Guarantee;

	(b)	The Underwriting Agreement;

	(c)	A copy of the share register of the Guarantor;

	(d)	A copy of the registered articles of association of the Guarantor, adopted on 27 March 2006;

	(e)	A copy of the certificate of incorporation of the Guarantor, dated 16 May 2013, issued by the Companies’ Registrations Office, together with any filings with the Companies’ Registration Office by the Guarantor that have entered into force but have not yet been registered;

	(f)	A copy of the minutes from an extraordinary meeting of the shareholders in the Guarantor held on 28 May 2013, where the shareholder resolved to enter into, and approving the terms and conditions of, the Guarantee and the Underwriting Agreement;

	(g)	A copy of the minutes from a meeting of the board of directors of the Guarantor held on 28 May 2013, where the board resolved to enter into and approving the terms and conditions of, the Guarantee and the Underwriting Agreement;

ADVOKATFIRMAN TöRNGREN MAGNELL KB
Västra Trädgårdsgatan 8 | SE-111 53 Stockholm | Phone +46 8 400 283 00
www.torngrenmagnell.com | Reg. no: 969715-1687 | Reg. Office: Stockholm Sweden

We have not examined any other documents or records than those explicitly set out herein. The Guarantee and the Underwriting Agreement are here after referred to as the “Transaction Documents”.

2.	In our examination we have assumed:

	(a)	that all signatures on all documents supplied to us as originals or as copies of originals are genuine and that all documents submitted to us are true, authentic and complete and that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes to them have been marked or otherwise drawn to our attention;

	(b)	the accuracy and completeness of all documents reviewed by us and of any other information set out in public registers or that has otherwise been supplied or disclosed to us (and we have therefore not made any independent investigation thereof);

	(c)	that all documents, authorisations, powers and authorities produced to us remain in full force and effect and have not been amended or affected by any subsequent action not disclosed to us;

	(d)	that there is no provision of the law of any jurisdiction, other than Sweden, which would have any implication in relation to the opinions expressed below;

	(e)	that all necessary consents, authorisations and approvals whatsoever and howsoever described required in any relevant jurisdiction (other than Sweden) for the due execution and delivery of the Transaction Documents by each of the parties thereto have been, or will be, obtained; and that all necessary notices, filings, registrations and recordings required in any applicable jurisdiction (other than Sweden) in respect of the Transaction Documents have been, or will be, given or effected in accordance with the laws and regulations of every such jurisdiction; and

	(f)	that as to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company or the Guarantor and appropriate public officials.

3.	On the basis of the foregoing and subject to the qualifications and reservations hereinafter set forth, we are of the opinion that:

	(a)	The Guarantor is a company duly incorporated and validly existing as a limited liability company under the laws of Sweden.

	(b)	The Guarantor has the power, authority and legal right to execute and deliver the Guarantee, and has taken all necessary actions to authorize such execution and delivery.

4.	The opinion in 3 (b) above is subject to the following qualifications and reservations:

	(a)	Anything contained in this opinion is subject to all limitations resulting from substantive bankruptcy, insolvency, liquidation, reorganisation and similar laws affecting the rights of creditors generally.

	(b)	To the extent that a guarantee by a Swedish limited liability company as security for the obligations of a third party, a parent or sister company exceeds the distributable reserves of the relevant guarantor at the time when the guarantee is given, the validity of such guarantee is subject to the condition that the guarantor receive consideration on market terms for its undertakings or that otherwise sufficient corporate benefit accrues to it.

ADVOKATFIRMAN TöRNGREN MAGNELL KB
Västra Trädgårdsgatan 8 | SE-111 53 Stockholm | Phone +46 8 400 283 00
www.torngrenmagnell.com | Reg. no: 969715-1687 | Reg. Office: Stockholm Sweden

	(c)	Subject to certain exceptions, a Swedish limited liability company may not provide guarantees to any person that owns shares in the company or any subsidiary of that company. This means that – as noted in the corporate resolutions of the Guarantor mentioned under 1 (f) and (g) above - the Guarantee may not cover the obligations of its shareholder or companies over which its shareholder has a controlling interest.

	(d)	This opinion is limited to matters of Swedish law as presently in force and as enacted by Swedish legislative authorities and no opinion is expressed as to the laws of any other jurisdiction.

	(e)	This opinion is strictly limited to matters stated herein and is not to be read as extending by implication to any other matters in connection with the Transaction Documents.

	(f)	This opinion is given on the basis that it will be governed by and construed in accordance with Swedish law.

5.	Consent and limitations:

We hereby consent to the filing of this opinion as an Exhibit to a Current Report on Form 8-K to be filed by the Company.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date set forth in the beginning of this opinion and this opinion speaks only as of that date.

Very truly yours,

Advokatfirman Törngren Magnell KB

/s/ Sara Göthlin	/s/ Cecilia Rudels
Sara Göthlin	Cecilia Rudels

ADVOKATFIRMAN TöRNGREN MAGNELL KB
Västra Trädgårdsgatan 8 | SE-111 53 Stockholm | Phone +46 8 400 283 00
www.torngrenmagnell.com | Reg. no: 969715-1687 | Reg. Office: Stockholm Sweden